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Exhibit 4.9

INTEREST BEARING INSTALLMENT PROMISSORY NOTE

$24,500.00	Oklahoma City, Oklahoma November 15, 2001

        FOR VALUE RECEIVED, the undersigned (the "Maker") promises to pay to the order of the LARRY J. GERINGER Individual Retirement Account or assigns (the "Holder"), the principal sum of TWENTY FOUR THOUSAND FIVE HUNDRED and 00/100ths DOLLARS ($24,500.00), together with simple interest on the unpaid principal amount of this Note, from the date of this Note until it becomes due and payable, at the rate stated below. Each payment on this Note will be applied first to accrued interest and then to principal. The rights, claims, duties and liabilities of the parties hereto are subject to and controlled by the following terms and conditions:

        1.    Method and Place of Payment.    Payments of principal and interest shall be made in immediately available lawful money of the United States of America at the principal residence of the Holder as specified below, or at such other location as the Holder may hereafter designate.

        2.    Dates of Payment.    The entire principal amount of this Note, together with interest accruing thereon, shall be payable in eight equal installments, each of $3,344.49, the first installment of which shall be due on February 15, 2002, and the remaining installments quarter-annually thereafter. Interest will accrue and be payable on the unpaid principal balance of this Note at an annual rate of eight percent (8%). Payment of each principal and interest installment shall be made without demand, counterclaim, offset, deduction or defense (whether now or hereafter conferred by statute or otherwise.) All payments made upon this Note shall be applied first to the payment of accrued interest and thereafter in reduction of principal.

        Maker and Holder intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that Holder may charge and collect on this Note. Accordingly, nothing herein, nor any transaction related hereto, shall be construed to operate so as to require Maker to pay interest at a greater rate than shall be lawful. Should any interest or other charges paid by Maker in connection with the loan evidenced by this Note result in computation or earning of interest in excess of the maximum contract rate of interest which is now legally permitted under applicable state law or federal preemption statute or any greater amount of interest allowed because of a future amendment to existing state law or federal preemption statute, then any and all such excess will constitute an inadvertent mistake and, if charged but not paid, will be canceled automatically, or, if paid, is hereby waived by the Holder and shall be automatically credited against and in reduction of the principal balance due hereunder, and any portion which exceeds such balance shall be paid by the Holder to Maker.

        3.    Late Charge.    Subject to the limitations set forth in the last paragraph of Section 2 above, any payment required hereunder that is not received within ten days after its due date shall incur a "late charge" equal to five percent of such delinquent payment, the purpose of which shall be to defray costs of collection and losses of the Holder. Such late charge shall be immediately due and payable and shall be paid by Maker without notice or demand by the Holder. The Holder's entitlement to collect a late charge shall in no way detract from or affect its right to accelerate payment of this Note in the event of a failure by Maker to make any payment hereunder when due.

        4.    Prepayment.    The Maker reserves the right to prepay the principal of this Note in whole or in part at any time without notice, premium or penalty; provided, that payment of accrued interest shall be paid at the time of and together with any such prepayment. Each prepayment of this Note will be applied first to accrued interest and then to installments of unpaid principal in the inverse order of maturity. No partial payment shall have the effect of reducing or otherwise modifying the periodic payments identified in Section 2 above.

        5.    Default: Acceleration of Obligation; Additional Interest.    The occurrence of one or more of the following events will constitute a "Default" under this Note:

          (a)  The nonpayment of any principal or accrued interest under this Note when due, whether at maturity, by acceleration, or otherwise;

          (b)  The dissolution of Maker's corporate existence (other than an involuntary administrative dissolution of Maker effected under the law of the State of Oklahoma for failure to file an annual report or to pay an annual fee, and which is subsequently rescinded by administrative action);

          (c)  The filing by creditors of Maker of a petition seeking its involuntary bankruptcy that is not dismissed or discharged within 90 days from the date of filing the petition;

          (d)  A levy or other post-judgment attachment of all or a substantial part of Maker's property which is neither stayed nor discharged within the succeeding 60 day period; or

          (e)  Maker (i) makes a general assignment for the benefit of its creditors, (ii) seeks, consents or acquiesces to the appointment of a trustee, receiver, liquidator, or fiscal agent for all or a substantial part of its property, or (iii) suffers the appointment, without its consent or acquiescence of a trustee, receiver, liquidator, or fiscal agent for all or a substantial part of its property, unless the appointment is vacated within 90 days after it becomes effective.

In the event of a "Default", the Holder may, at his, her or its option, declare the entire obligation of Maker to be in default, accelerate the maturity of this Note, and declare all unpaid principal and accrued interest under this Note to be immediately due and payable, without further notice or demand. In such event, interest will accrue and be payable on demand thereafter on each overdue installment of interest and on the principal balance at the maximum annual rate then allowable by applicable Oklahoma law. Failure by the Holder at any time to exercise this option shall not constitute a waiver of its right to exercise the same at any other time.

        7.    Forbearance, Extension. Subordination. Waiver and Impairment.    The Maker hereby: (a) consents to any forbearance or extension of the time or manner of payment hereof and to the release of all or any part of any security held by Holder to secure payment of this Note, without notice to or consent of that party; (b) agrees that no course of dealing, delay, omission or forbearanceon the part of Holder in exercising or enforcing any of its rights or remedies hereunder or under any instrument securing this Note shall impair or be prejudicial to any of Holder's rights arid remedies hereunder or to its enforcement thereof, and that Holder may extend, modify or postpone the time and manner of payment and performance of this Note and any instrument securing this Note, and may grant forbearance and may release, wholly or partially, any security held by Holder as security for this Note, all without notice to or consent by the Maker; (c) waives notice of acceptance of this Note, notice of the occurrence of any default hereunder or under any instrument securing this Note and presentment, demand, protest, notice of dishonor and notice of protest and notices of any and all action at any time taken or omitted by Holder in connection with this Note, or any instrument securing Maker's obligations under this Note; and (d) KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY LAWSUIT OR COUNTERCLAIM RELATING TO THIS NOTE OR ANY SECURITY OR GUARANTY FOR THIS NOTE, INCLUDING ANY LAWSUIT BY PAYEE TO ENFORCE AND COLLECT THIS NOTE.

        8.    Assignment.    This Note may be assigned by Holder or any subsequent Holder and any Holder shall be entitled to recover directly against any endorser or guarantor hereof without first proceeding against the Maker or any other party.

        9.    Attorney Fees.    The Maker agrees to pay Holder's reasonable attorneys' fees and costs, whether or not an action shall be brought, for the services of counsel employed after any default by Maker hereunder, or to protect the security, if any, or enforce the performance of any other agreement contained in this Note or in any instrument of security as aforesaid, including costs and attorneys' fees on any appeal, in any proceedings under the Bankruptcy Code or in any post judgment proceedings.

        10.    Governing Law.    Maker acknowledges and agrees that irrespective of where executed, this Note shall be construed in accordance with the laws of the State of Oklahoma.

        11.    Notices.    All notices, demands, requests, consents, approvals, waivers and other communications required or permitted under this Note shall be in writing and shall be personally delivered or sent by commercial courier or United States Postal Service overnight delivery service, or, deposited with the United States Postal Service and mailed by first class, registered or certified mail, postage prepaid, and addressed to the intended recipient as set forth below:

As to Maker: 5900 Mosteller Drive, Suite 1600 Oklahoma City, Oklahoma 73112 Telephone: (405) 600-3807 Telecopier: (405) 600-3880
As to Holder:
c/o RBC Dain Rauscher 1201 Third Avenue, Suite 2500 Seattle, Washington 98101-3044 Telephone: (206) 621-3246 Telecopier: (206) 621-3073	cc: Larry 1. Geringer 10513 90th Avenue SW Lakewood, WA 98498

Each such notice shall be deemed given upon the earlier to occur of (i) actual receipt by the party to whom such notice is directed; or (ii) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the United States Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

        IN WITNESS WHEREOF, the undersigned Maker has executed this Note as of November 15, 2001.

AmeriVision Communications, Inc., Maker
By:	/s/ KENNETH R. KOLEK
Kenneth R. Kolek, Chief Executive Officer

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INTEREST BEARING INSTALLMENT PROMISSORY NOTE